Exhibit 99.1

For Further Information:
Steven R. Lewis, President & CEO
(330) 373-1221

First Place Financial Corp. Announces Share Repurchase Program

Warren, Ohio, March 17, 2005 - First Place Financial Corp., the “Company”, (NASDAQ: FPFC) announced a share repurchase program to buy back up to 500,000 shares of the Company’s common stock over the next year in open market or in privately negotiated transactions in accordance with applicable rules and regulations of the Securities and Exchange Commission. The Company’s previous authorization to repurchase shares expired this month. The Company believes that the repurchase of its shares represents an attractive investment opportunity that will benefit the Company and its shareholders. The Company’s Board of Directors approved this repurchase program based on current market and economic factors, the effect on shareholder dilution, adequacy of capital and the effect on liquidity. The repurchased shares will become treasury shares and may be used to meet the Company’s requirements for shares of common stock under its dividend reinvestment plan, stock option or other stock based plans, as consideration in an acquisition or for general corporate purposes.

About First Place Financial Corp.

First Place Financial Corp., a $2.4 billion financial services holding company based in Warren, Ohio, is the largest publicly traded thrift headquartered in Ohio. First Place Financial Corp. includes First Place Bank, with 22 retail locations 2 business financial service centers and 11 loan production offices; Franklin Bank, a division of First Place Bank with 5 retail locations and 4 loan production offices; First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialists in wealth management services for businesses and consumers. Additional information about First Place Financial Corp. may be found on the Company’s web site: www.firstplace.net.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by First Place Financial Corp. (the Company) with the Securities and Exchange Commission, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.